Exhibit 10.1

EXECUTION VERSION

SIXTH SUPPLEMENT AND FORBEARANCE AGREEMENT
TO THE
MASTER CREDIT AGREEMENT

THIS SIXTH SUPPLEMENT AND FORBEARANCE AGREEMENT TO MASTER CREDIT AGREEMENT (“Sixth Supplement”) is made and entered into as of the 30th day of July, 2010 (“Effective Date”) by and among NEDAK ETHANOL, LLC, a Nebraska limited liability company (“Borrower”), and AGCOUNTRY FARM CREDIT SERVICES, FLCA (formerly Farm Credit Services of Grand Forks, FLCA) (“Lender”).

R E C I T A L S

A.           Borrower and Lender have entered into that certain Master Credit Agreement dated as of February 14, 2007 (the “Master Credit Agreement”), that certain First Supplement to Master Credit Agreement dated as of February 14, 2007 (the “First Supplement”), that certain Second Supplement to Master Credit Agreement dated as of February 14, 2007 (the “Second Supplement”), that certain Third Supplement and Forbearance Agreement to Master Credit Agreement dated as of April 11, 2008 (the “Third Supplement”), that certain Fourth Supplement and Forbearance Agreement to Master Credit Agreement dated as of March 29, 2009 (the “Fourth Supplement”), that certain Fifth Supplement and Forbearance Agreement to Master Credit Agreement dated as of September 30, 2009 (the “Fifth Supplement,” and together with the Master Credit Agreement, First Supplement, Second Supplement, Third Supplement, and Fourth Supplement, and this Sixth Supplement, as amended, replaced, restated, modified, or supplemented from time to time, the “Master Agreement”), pursuant to which the Lender has extended certain credit facilities to Borrower under the terms and conditions set forth in the Master Agreement.  Capitalized terms not defined in this Sixth Supplement shall have the meaning provided in the Master Agreement.

B.           Borrower and Lender are parties to that certain Construction and Term Loan Note dated February 14, 2007, in the original aggregate principal amount of Forty-two Million Five Hundred Thousand Dollars ($42,500,000) (as may be amended, modified or restated from time to time, the “Note”).

C.           The Master Agreement required Borrower to obtain mechanical completion, as defined in the Master Agreement (“Mechanical Completion”), of the Project by or on July 15, 2008.  Borrower failed to obtain mechanical completion of the Project by or on July 15, 2008, which constitutes an Event of Default under the Master Agreement.

D.           The Master Agreement required Borrower to achieve 100% name plate production for its ethanol facility and pass required performance tests within sixty (60) days after achieving Mechanical Completion.  Borrower did not achieve 100% name plate production for its ethanol facility or pass the required performance tests within sixty (60) days after achieving Mechanical Completion, each of which constitutes an Event of Default under the Master Agreement.

E.           Article V of the Master Agreement sets forth certain financial covenants that must be maintained by Borrower at all times.  Borrower has not complied with the financial covenants set forth in Article V of the Master Agreement, which constitutes an Event of Default under the Master Agreement.

F.           Section 1.15 of the Master Agreement, as amended by the Fifth Supplement, requires Borrower to pay Lender a Loan Fee in the aggregate amount of $250,000 (the “Loan Fee”), with the first payment of $50,000 due on January 1, 2010 and quarterly payments of $50,000 thereafter until paid in full.  Borrower has failed to pay Lender certain required scheduled Loan Fee payments, including, without limitation, the payments due on July 1, 2010, which constitutes an Event of Default under the Master Agreement.

G.           Section 1.16 of the Master Agreement, as amended by the Fifth Supplement, required Borrower to pay Lender a $100,000 restructure fee on or before June 30, 2010 (the “Restructure Fee”).  Borrower failed to pay the Restructure Fee on or before June 30, 2010, which constitutes an Event of Default under the Master Agreement.

H.             The Master Agreement, including but not limited to paragraph 9 of the First Supplement, as amended by paragraph B(5) of the Fifth Supplement, requires repayment of the Note in level monthly payments of principal and accrued interest at the Annual Rate so that the principal amount of the Term Note is fully-amortized over 96 months beginning on April 1, 2010 and ending on February 1, 2018, with accrued interest paid with each principal payment.  Borrower failed to make payments of principal and accrued interest on the Note as required on June 1, 2010 or July 1, 2010 each of which constitutes an Event of Default under the Master Agreement.

I.           Borrower has failed to fund the Debt Service Reserve Account as required under the Loan Documents, which constitutes an Event of Default under the Loan Documents.

J.           As of the date hereof, there remains due and owing to Lender the principal amount of $41,605,264.00 under the Note, plus $707,767.34 in accrued but unpaid interest thereon, for a total balance of principal and accrued but unpaid interest under the Note of $42,313,031.34.  Borrower has agreed to pay all expenses of collection, enforcement and protection of Lender’s rights under the Master Agreement, the Note and the other Loan Documents, which expenses expressly include attorneys’ fees, court costs and other legal expenses set forth in and contemplated by Section 19 of this Sixth Supplement (“Collection Costs”).  The principal balance and accrued but unpaid interest under the Note, together with the Collection Costs, the Restructure Fee, the Loan Fee are referred to hereinafter collectively as the “Obligations.”

K.           Borrower acknowledges that Lender has determined that one or more Events of Default under the Master Agreement have occurred and remain uncured, including without limitation, the Events of Default described in Recital C through I of this Sixth Supplement (the “Defaults”), and that while Lender is not availing itself of remedies and actions that it is entitled to, Lender does not waive its right to take such other and further action the Lender may deem necessary at any time, now or in the future.

L.           In letters and notices that were delivered by Lender to Borrower, including those dated on or about February 11, 2009, July 24, 2009 and January 20, 2010, Lender declared a Default by Borrower.  Borrower acknowledges the existence of the Defaults and also acknowledges receipt from Lender of the notices and information that may be required under Exhibit 3.19 of the Loan Documents and applicable law.

M.           Lender holds LOC Proceeds (as defined in the Fifth Supplement) in the approximate amount of $3,945,087 as collateral for the Loans.

N.           Borrower has requested that Lender forbear from exercising its rights and remedies under the Master Agreement, the Note and the other Loan Documents as a result of the Defaults in order to afford Borrower a period of time within which to explore various strategic alternatives for restoring financial stability and raising additional capital needed for working capital purposes, debt service and restoring financial stability.

O.           To induce the Lender to enter this Sixth Supplement and thereby forbear during the Forbearance Period (defined below) from exercising Lender’s rights, powers and remedies under the Master Agreement, the Note, the other Loan Documents and the law, Borrower has agreed to adhere to the covenants and promises set forth herein.

P.           Lender is willing to forbear during the Forbearance Period (defined below) from exercising its rights, powers and remedies under the Master Agreement, the Term Note, the other Loan Documents and the law, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Recitals.  Borrower acknowledges and agrees that each of the Recitals and facts set forth in Paragraphs A through P above is true and correct and is incorporated herein by this reference and made a part hereof.

2.           Reaffirmation of the Obligations and the Terms and Undertakings of the Loan Documents and Other Agreements. Borrower acknowledges and agrees that the Obligations are due and owing to Lender without setoff, defense or counterclaims of any kind whatsoever, and that Borrower is absolutely and unconditionally liable to Lender for the Obligations to the full extent set forth in the Recitals together with any interest and other costs that continue to accrue after the date hereof, and that such liability is not subject to any defense, setoff or counterclaim. Except as specifically otherwise agreed herein or superseded hereby, Borrower acknowledges and agrees that the terms of the Master Agreement, the Note, any other Loan Documents, and any other agreements delivered in favor of Lender prior to the date hereof are valid and remain in full force and effect in accordance with their terms, and are hereby reaffirmed and restated effective as of the date hereof as if fully set forth herein.

3.           Validity and Enforceability of the Master Agreement, Note, Loan Documents and Other Agreements.  Borrower acknowledges and agrees that the Master Agreement, Note, and any other Loan Documents, are valid, binding and fully enforceable according to their terms.  Any technical defects in the Master Agreement, Note, or any other Loan Documents, whether known or unknown, are hereby unconditionally and absolutely waived by Borrower. Borrower hereby waives any and all rules of construction, if any, and arguments that this Sixth Supplement and other Loan Documents are to be construed against Lender as a result of its participation in the drafting hereof and thereof.

4.           No Waiver by Lender of Existing Defaults, Rights and Remedies.  Nothing in this Sixth Supplement should or shall be construed as a waiver by Lender of the Defaults or any other existing Events of Default; there is no waiver of any existing defaults, whether such defaults have been specified herein or not.  Lender retains and has not waived any of its rights and remedies set forth in the Master Agreement, the Note, the other Loan Documents or provided for at law, including without limitation its continuing right to enforce its security interest in the Collateral or any portion thereof.

5.           Forbearance.  Lender is entitled to accelerate the Loan and require the immediate payment in full of the Obligations. Recognizing that Lender retains and has not waived any Defaults or any of its rights and remedies under the Master Agreement, the Note, the other Loan Documents and provided for at law, the parties understand and agree that Lender has and will continue to have the immediate right to demand payment of the Obligations and future indebtedness and to exercise its enforcement rights under the Master Agreement, the Term Note, and the other Loan Documents. Notwithstanding the foregoing, during the period (the “Forbearance Period”) commencing on the date hereof and ending on the earlier to occur of October 1, 2010 or the date that any Event of Default (defined below) under this Sixth Supplement occurs, Lender will forbear from exercising its enforcement rights, including its rights in and against the Collateral or otherwise under any operative agreement.

6.           Application of LOC Proceeds.  Lender is entitled to apply the LOC Proceeds received by it to the Obligations in such order and manner as Lender may elect in its sole and absolute discretion.  Upon execution of this Sixth Supplement, Lender is hereby authorized to withdraw from the LOC Proceeds an amount equal to the unpaid portion of the Loan Fee, Restructure Fee, Collection Costs and all principal and accrued interest due and owing under the Note.  From the date of this Sixth Supplement until the earlier of (1) the expiration of the Forbearance Period or (2) the exhaustion of all LOC Proceeds, on the first day of each month or at such other time as agreed to by Lender and Borrower, Lender is hereby authorized to withdraw from the LOC Proceeds an amount equal to level monthly payments of principal plus accrued interest on the Note as is required to be paid monthly by Borrower on the Note pursuant to the terms of the Note and the Master Agreement (each a “Monthly Payment” and, collectively, the “Monthly Payments”).  During the Forbearance Period, no Monthly Payment shall be deemed late and no late fees or penalties shall be assessed against Borrower by reason of Lender’s failure to withdraw from the LOC Proceeds amounts sufficient to cover any Monthly Payment, so long as on the date such Monthly Payment is due and owing (i) no Event of Default is then existing and (ii) the balance of the LOC Proceeds was sufficient to cover the Monthly Payment in whole. In addition to Lender’s right to apply the LOC Proceeds as described in this

Paragraph 6, at anytime or from time to time during the Forbearance Period Lender may, in its sole and absolute discretion and without prior notice or separate consent (this Sixth Amendment constituting Borrower’s affirmative consent), apply the LOC Proceeds, in part or in whole, to the outstanding balance of the Obligations owed by Borrower to Lender in such order and manner as Lender may elect in its sole and absolute discretion.

7.           Conditions Precedent to Effectiveness of this Sixth Supplement.  This Sixth Supplement shall not be effective as against Lender unless and until each of the following conditions shall have been satisfied in Lender’s sole and absolute discretion or waived by the Lender in writing, for whose sole benefit such conditions exist:

a.      Payment of Fees and Costs.  Lender shall have received from the LOC Proceeds (in accordance with Paragraph 6 of this Sixth Supplement) the Loan Fee, the Restructure Fee, the Collection Costs, and all past-due principal and accrued but unpaid interest under the Note.

b.      No Default.  As of the date hereof and at all times during the Forbearance Period no Event of Default (defined below) shall occur.

c.      Delivery of Executed Sixth Supplement.  Lender shall have executed and delivered this Sixth Supplement to Borrower and shall have received this Sixth Supplement duly executed by Borrower which shall constitute delivery thereof by Borrower.

8.           Representations and Warranties.  Borrower hereby represents and warrants to the Lender as follows:

a.      Corporate Power; Authorization.  Borrower has the full legal power, and has been duly authorized by all requisite corporate or limited liability company action, to execute and deliver this Sixth Supplement, and to perform its obligations hereunder.  Borrower has duly executed and delivered this Sixth Supplement, which agreement is fully enforceable in accordance with its terms.

b.      Accuracy of Financial Information.  All financial information concerning Borrower, Borrower’s operations, and the Collateral, including without limitation the Budget (as defined below), all financial statements, reports and other records concerning the same provided to Lender as of the date hereof, has been maintained in a timely, accurate and complete manner in accordance with generally accepted accounting principles, and such information accurately and honestly reflects and represents the capital structure of Borrower, its assets (including the Collateral) and liabilities, and its treatment of the same, including without limitation Borrower’s accounts receivable, accounts payable, and customer deposits.

c.      Preservation of Value of Collateral.  Borrower represents and warrants that, during the Forbearance Period, the value of the Collateral shall be maintained and not deteriorate.

d.      No Violation. The execution, delivery, and performance of this Sixth Supplement do not and will not (i) violate any law, rule, regulation, or court order to which Borrower is subject, or (ii) conflict with or result in a breach of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which its properties are bound.

9.           Covenants.  Borrower hereby agrees and covenants that during the Forbearance Period:

a.      Payments in the Ordinary Course of Business.  Borrower shall make payments on its trade payables and other operating expenses only in the ordinary course of its business and only to the extent that the payment thereof does not constitute or result in an Event of Default.

b.      Compliance with this Sixth Supplement.  Borrower shall be in compliance with all of the terms and conditions of this Sixth Supplement.

c.      Conduct Business in Ordinary Course. Borrower shall conduct its operations and business in the ordinary course of business and shall not accelerate the payment, or cause the acceleration of any payment, of any amount due to any vendor.

d.      Compliance with Loan Covenants and Obligations.  Except as otherwise expressly provided for herein, Borrower shall continue to comply with all covenants and other obligations of Borrower under the Master Agreement, the Note, and all other Loan Documents, including without limitation covenants and obligations concerning the Collateral, the incurring and repayment of any Indebtedness on the part of Borrower and the creation or suffering to exist any Lien on any of Borrower’s assets or properties whether now owned or hereafter acquired.

e.      Financial Plan.  Within thirty (30) days of the date of this Sixth Supplement, Borrower shall deliver to Lender a comprehensive strategic financial plan (the “Strategic Plan”), in form acceptable to Lender in its sole and absolute discretion.  The Strategic Plan shall (1) set forth in reasonable detail Borrower’s plans for raising a minimum of $10 million in equity capital (“Additional Equity Capital”) prior to the expiration of the Forbearance Period, or a lesser amount if agreed to by Lender in its sole and absolute discretion, reflecting reduced working capital requirements resulting from the implementation of a tolling agreement or marketing agreement (the “Alternate Marketing Agreement”), (2) identify in sufficient detail contemplated use of proceeds, (3) include pro forma balance sheets, income statements and statement of cash flow, each on a monthly and cumulative basis, through December 31, 2011, and (4) set forth in sufficient detail assumptions with respect to forward-looking information that are material to the Strategic Plan.  Prior to the expiration of the Forbearance Period, Borrower shall enter into agreements with third parties necessary to complete, as applicable, the raising of the Additional Equity Capital and the Alternate Marketing Agreement; provided, however, Borrower shall not enter any such agreement without first obtaining the prior written consent of Lender, which Lender may decline to grant in its sole and absolute discretion.

f.      Financial Information. Borrower shall maintain all books and records concerning Borrower, Borrower’s operations and the Collateral in a timely, accurate and complete manner in accordance with generally accepted accounting principles and shall promptly provide Lender with financial statements, reports or other records of Borrower and financial summaries concerning the Collateral in accordance with the Loan Documents, or if not specified therein, upon and in accordance with Lender’s request.  Notwithstanding the generality of the foregoing, Borrower shall deliver to Lender the following reports:

i.	No later than the twenty-fifth (25th) day of each month during the Forbearance Period, Borrower shall deliver to Lender a budget of all anticipated expenses for the following month (each, a “Budget”);

ii.
Within fifteen (15) days of each month-end during the Forbearance Period, Borrower shall deliver to Lender monthly financial statements including, without limitation, a balance sheet, an income statement and a statement of cash flows;

iii.
Within fifteen (15) days of each month-end during the Forbearance Period, Borrower shall deliver to Lender a variance report which shall describe in reasonable detail all variances between the Budget submitted for the preceding month in accordance with Paragraph 9(f)(i) and Borrower’s actual financial performance during the immediately preceding month (the “Monthly Variance Report”).  The Monthly Variance Report shall also describe in reasonable detail the reason(s) for all variances listed therein; and

iv.
Within fifteen (15) days of each month-end during the Forbearance Period, Borrower shall deliver to Lender a report describing (a) the status of all actions and milestones set forth in the Strategic Financial Plan, (b) the reasons for failure to achieve any milestones set forth in the Strategic Plan, and (c) any modifications to the Strategic Plan proposed by Borrower.

g.      Status Reports and Information.  Borrower shall keep Lender informed on a timely basis of its efforts and progress toward obtaining Additional Equity Capital.  Without limiting the generality of the foregoing, Borrower shall provide Lender with monthly written status and progress reports on its efforts to raise Additional Equity Capital.  Borrower’s representatives, professionals and their officers shall participate in periodic telephonic or in-person conferences with Lender, as Lender may request, and further agree to provide to Lender status reports on Borrower’s operations and Collateral.

h.      Restricted Payments.  During the Forbearance Period, Borrower shall not make any Restricted Payments or payments for director fees or payments on Indebtedness for borrowed money, including without limitation payments related to tax increment financing or indebtedness to former or current officers, directors or members of Borrower.  Notwithstanding the foregoing, Borrower is authorized to reimburse directors for travel expenses and to pay salary and benefits due to directors who are also employees of the Borrower, in all respects consistent with past practices and in customary amounts.

       i.           Material Developments.  Borrower’s representatives, professionals and their officers shall promptly advise Lender of any material adverse developments in the business or operations of Borrower or matters that could reasonably be expected to negatively impact Borrower’s Budget or otherwise constituting, with or without the passage of time, a Material Adverse Effect.

j.      Further Assurances. Borrower shall execute such other and further documents and instruments and shall take such further action as the Lender may request to implement the provisions of this Sixth Supplement, the Master Agreement, the Note and the other Loan Documents and to perfect the Liens created and evidenced by the Loan Documents and protect and preserve the Collateral (including the value thereof) and Lender’s interests therein.

10.           Event of Default.  An “Event of Default” shall mean, with respect to the Borrower, the occurrence of any one or more of the following events:

a.      Any breach or default under or any Event of Default described in the Master Agreement or any of the Loan Documents, or any of the documents executed in connection with this Sixth Supplement, that are not existing or are existing but have not been disclosed to the Lender as of the date of this Sixth Supplement;

b.      The failure to timely make any payment required on account of the Obligations or otherwise arising under the Master Agreement, the Note, the other Loan Documents, this Sixth Supplement or any other agreement between the parties;

c.      The occurrence or nonoccurrence of any fact, circumstance or thing that in any material respect negatively impacts the Borrower’s Budget or prospects on or before the expiration of the Forbearance Period;

d.      The occurrence of any fact, circumstance or thing that erodes, diminishes or negatively impacts the nature, extent or value of the Collateral;

e.      Any instrument, document, report, schedule, agreement, representation or warranty, oral or written, made or delivered to Lender by Borrower, or any of Borrower’s directors, officers, shareholders, agents, or representatives in connection with this Sixth Supplement is untrue or incorrect in any material respect when made or delivered;

f.      The attachment of any tax or other lien against or any levy, garnishment, repossession or seizure (or any attempted levy, garnishment, repossession or seizure) upon any of the assets of Borrower by any Person;

g.      Any provision contained in this Sixth Supplement, the Master Agreement, the Note or any other Loan Document in connection with any of the Borrower’s obligations hereunder or any of Borrower’s obligations thereunder shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or any of the same shall deny or challenge any further liability or obligation hereunder or thereunder, as the case may be;

h.      The filing by or against Borrower of any Insolvency Proceeding (as defined below);

i.      Any occurrence or nonoccurrence of an event, including but not limited to unremedied material adverse changes in the financial circumstances of Borrower, which Lender reasonably deems to materially impair the prospect of punctual performance under this Sixth Supplement or to materially impair the Collateral or the value thereof or any of Lender’s rights therein;

j.      The exercise by the tax increment financing lender of any right or remedy under any tax increment financing loan documents to which Borrower is party on account of any default specified by any tax increment financing lender; or

k. Borrower fails to observe any covenant or agreement in this Sixth Supplement.

11.           Remedies.  Time is of the essence of this Sixth Supplement. Upon the occurrence of any Event of Default: (i) the Obligations together with any then-accrued but unpaid interest and then-incurred but unpaid fees and costs under the Master Agreement, the Note, and all other Loan Documents shall automatically become immediately due and payable, without notice or demand; (ii) Lender may, in its sole and absolute discretion, terminate this Sixth Supplement; (iii) Lender may proceed to protect, exercise, and enforce any and all such rights and remedies as may be provided by this Sixth Supplement, the Master Agreement, the Note or any other Loan Documents and/or under law or in equity, including but not limited to (a) enforce its Liens on and security interests in the Collateral, (b) take possession of the Collateral without demand or legal process, and (c) sell, lease or otherwise dispose of the Collateral at a public or private sale.  Borrower irrevocably agrees that, upon the commencement or during the pendency of any action to foreclose any Lien or any right under the Loan Documents (or any remedies of Lender under it, without regard to the adequacy or inadequacy of the Collateral for security for the Obligations), that the court may appoint a receiver of the Collateral without bond, and may empower the receiver to take possession of the Collateral and collect the rents, issues and profits of the Collateral and exercise such other powers as the court may grant.  Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, at Lender’s option, singly in any order or sequence, or concurrently, and no failure on the part of Lender to exercise, and no delay in exercising, any right or remedy under this Sixth Supplement, the Master Agreement, the Note, any other Loan Documents or provided for at law or in equity shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right.  Borrower agrees to cooperate with Lender in connection with the exercise of any right or remedy and further agrees that it will not interfere with any right, remedy or power of Lender provided in this Agreement or an other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Lender of any one or more of such rights, powers or remedies.  Any inconsistencies among this Sixth Supplement, the Master Agreement, the Note, and the Loan Documents and any documents executed in connection with this Sixth Supplement will be interpreted in the manner most favorable to Lender and, in particular, in any manner so as to provide Lender the broadest scope of rights and remedies.

    12.           Offset.  In addition to (and not in limitation of) the remedies set forth in Section 11, upon the occurrence of any Event of Default and thereafter while the same be continuing, Borrower hereby irrevocably authorizes Lender to set off any Obligations against all deposits, credits or rights to payment of Borrower, howsoever arising, with and any and all credits, rights to payment or other claims of Borrower against Lender.  Such right shall exist whether or not Lender shall have made any demand hereunder or under any Loan Document or any other agreement between the parties, whether or not the Obligations, or any part thereof, or deposits or credits held for the account of Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Lender.  Nothing in this Sixth Supplement shall be deemed a waiver or prohibition of or restriction on Lender to all rights of banker’s lien, setoff and counterclaim available pursuant to applicable law.

    13.           Amendments; Remedies; Marshalling.  This Sixth Supplement can be waived, modified, amended, terminated or discharged only in a writing signed by Lender.  A waiver so signed shall be effective only in the specific instance and for the specific purpose given.  Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to Lender.  Borrower hereby waives all requirements of law, if any, relating to the marshalling of assets which would be applicable in connection with the enforcement by Lender of its remedies hereunder, absent this waiver and recognizes, acknowledges and agrees that the Lender exercise each and every power or remedy from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy.

    14.           Agreements Concerning the Collateral.

a.         Disposition of Collateral.  Borrower hereby renounces and waives all rights that are waiveable under the Uniform Commercial Code as enacted by the laws of the State of North Dakota or any other applicable jurisdiction with respect to the Collateral. Without limiting the generality of the foregoing, Borrower hereby renounces and waives rights (i) to notice of disposition of the Collateral, (ii) to redemption of the Collateral, and (iii) to require mandatory disposition within a fixed period of time.  Borrower agrees, to the maximum extent permitted by applicable law, that following the occurrence of an Event of Default Borrower will not at any time plead, claim or take the benefit of any homestead, appraisement, evaluation, stay an extension laws now or hereinafter in force.

b.       Consent to Relief from Automatic Stay.  Borrower acknowledges and agrees that Lender’s forbearance and other accommodations have provided substantial benefits to Borrower and afforded Borrower time to rehabilitate its business and improve its prospects and cure the outstanding Defaults.  Borrower hereby agrees that if it shall (1) file or be the subject of any petition under Title 11 of the U.S. Code as the same may be amended from time to time (the “Bankruptcy Code”), (2) be the subject of any order for relief issued under the Bankruptcy Code, (3) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors

(individually, an “Insolvency Proceeding” and, collectively, “Insolvency Proceedings”), (4) seek, consent to, or acquiesce in the appointment of any trustee, receiver, conservator, or liquidator, (5) be the subject of any order, judgment, or decree entered by any court of competent jurisdiction approving a petition filed against the Borrower in any Insolvency Proceeding, then Lender shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of the Bankruptcy Code, or from any other stay or suspension of remedies imposed in any other manner with respect to the exercise of the rights and remedies otherwise available to the Lender under the Master Agreement, the Note or any other Loan Documents to realize upon the Collateral.  Borrower hereby covenants and agrees not to assert any defense, oppose or otherwise contest any motion for relief from the automatic stay brought by or on behalf of Lender in connection with any Insolvency Proceeding.  Borrower acknowledges that the agreements and covenants set forth in this subparagraph (b) of this Section 14 served as a material inducement for Lender’s willingness to forbear and enter into this Sixth Supplement.

15.           No Waiver, Etc.  No failure or delay by Lender in exercising any rights, powers or remedies under this Sixth Supplement, the Master Agreement, the Note, the other Loan Documents, or any other obligations of Borrower to Lender will be a waiver thereof.  The acceptance by Lender of any partial performance as to any duty of performance owed to Lender will not operate to impair Lender’s rights to obtain or demand the full performance thereof.

16.           Release of Claims.  In consideration of this Sixth Supplement and the forbearance and other consideration afforded hereby, Borrower hereby fully and finally releases, remises, acquits, and forever discharges, with prejudice, Lender and Lender’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, members, shareholders, participants, predecessors, successors and assigns, subsidiary corporations, parent corporations, affiliates and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any manner or things done, omitted, or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Sixth Supplement, the Master Agreement, the Note, or any other Loan Documents, including but not limited to, claims, liabilities or obligations relating to any settlement negotiations, representations, commitments, arrangements, liabilities, offsets or deductions of sums owed to or by Borrower (all of the foregoing hereinafter called the “Released Matters”).  Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Borrower represents and warrants to Lender that it has not purported to transfer, assign, or otherwise convey any right, title, or interest of Borrower in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters.

17.           Waiver. BORROWER HEREBY WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY LENDER IN

ENFORCING THIS SIXTH SUPPLEMENT OR THE LOAN DOCUMENTS.  BORROWER RATIFIES AND CONFIRMS WHAT LENDER MAY DO PURSUANT TO THE TERMS OF THIS SIXTH SUPPLEMENT.  THIS PROVISION, AND THE RELEASES SET FORTH IN SECTION 16 OF THIS SIXTH SUPPLEMENT, ARE A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

18.           Effect of Acknowledgments.  Any and all acknowledgments contained in this Sixth Supplement, including but not limited to those contained in Sections 1, 2, and 3 above, are intended to be and may be construed to be affirmative covenants, representations and warranties of Borrower.

19.           Collection Costs.  Borrower will pay Lender on demand all of Lender’s costs and fees, including but not limited to reasonable attorneys’ fees, incurred in connection with the Obligations and the Loan Documents.  Such costs and fees shall include, but not be limited to, unpaid expenses and fees relating to the preparation and execution of the Loan Documents, this Sixth Supplement and of any other documents and instruments executed in connection with the Loan Documents or this Sixth Supplement, and also including but not limited to expenses and fees relating to the enforcement of the Loan Documents and of any other documents and instruments executed in connection with this Sixth Supplement.

20.           Jury Trial Waiver.  Each of the parties to this Sixth Supplement hereby jointly and severally WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY with regard to any actions, claims, disputes or proceedings arising out of or connected with the Loan Documents, this Sixth Supplement, or any documents executed in connection with this Sixth Supplement, any transactions or occurrences arising therefrom, or the enforcement and/or interpretation of any of the foregoing.  Each of the parties represents that this waiver is knowingly, willingly, and voluntarily given.

21.           Governing Law and Venue.  Except to the extent governed by applicable Federal Law, this Sixth Supplement shall be governed by and construed in accordance with the internal Laws of the State of North Dakota (without regard to its conflicts of laws principle).  The parties hereto consent to the jurisdiction of the state and federal courts located in the State of North Dakota (as more specifically set forth in the Section 8.05 of the Master Agreement) to resolve any and all disputes under this Sixth Supplement or otherwise and waive any argument that venue in such forum is inconvenient.

22.           Advice of Counsel.  Each of the parties to this Sixth Supplement has obtained such counsel as each deems appropriate before entering into this Sixth Supplement, and each has independently determined to enter into this Sixth Supplement.

23.           Entire Agreement.  There are no oral side agreements between Borrower and Lender relative to the terms hereof; the Master Agreement, the Note, the other Loan Documents and this Sixth Supplement, and the documents executed in connection with this Sixth Supplement, represent the entire agreement between the parties relative to the subject matter hereof which cannot be modified except in writing.

24.           Severability.  Any provision of this Sixth Supplement which is prohibited or unenforceable will be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions of this Sixth Supplement.

25.           Headings.  The bold-faced headings at the beginning of each paragraph are for convenience only and are not intended to be part of the substance of this Sixth Supplement; any perceived inconsistencies between the heading and the text are to be governed exclusively by the text.

26.           Counterparts.  This Sixth Supplement may be executed in facsimile and in any number of counterparts and by different parties to this Sixth Supplement in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

27.           Continuing Effect.  The Master Agreement, the Note and the other Loan Documents shall remain in full force and effect except to the extent specifically modified by this Sixth Supplement.

28.           Further Assurances.  Borrower shall execute such other and further documents and instruments and shall take such further action as Lender may reasonably request to implement the provisions of this Agreement and the other Loan Documents.

29.           NOTHING CONTAINED IN THIS SIXTH SUPPLEMENT SHALL BE DEEMED TO CREATE A COURSE OF DEALING OR OTHERWISE ENTITLE BORROWER TO A CONSENT TO, OR A WAIVER, AMENDMENT, MODIFICATION, OR OTHER CHANGE OF, ANY OF THE TERMS, CONDITIONS, OBLIGATIONS, COVENANTS, OR AGREEMENTS CONTAINED IN THE MASTER AGREEMENT OR ANY OTHER LOAN DOCUMENTS IN SIMILAR OR DIFFERENT CIRCUMSTANCES IN THE FUTURE.  BORROWER ACKNOWLEDGES AND AGREES THAT THIS SIXTH SUPPLEMENT SHALL NOT BE DEEMED AN AGREEMENT BY LENDER TO MAKE OR RENEW ANY LOANS, GRANT ANY FURTHER WAIVERS OR EXTEND ANY FORBEARANCES OR FINANCIAL ACCOMMODATIONS OTHER THAN THOSE SPECIFICALLY CONTAINED HEREIN.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Sixth Supplement to be executed effective as of the date first above written by their duly authorized representatives.

BORROWER:

NEDAK ETHANOL, LLC

By:	/s/ Jerome Fagerland
Name: Jerome Fagerland
Title: President and General Manager

By:	/s/ Everett L. Vogel
Name: Everett L. Vogel
Title: Chairman of the Board

LENDER
AGCOUNTRY FARM CREDIT SERVICES, FLCA
By:	/s/ Randolph L. Aberle
Name: Randolph L. Aberle
Title: Vice President

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